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                                                                    EXHIBIT 11.1
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COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

(In millions, except per share data)

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                                                        Year ended December
                                                                31,
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                                                        1994   1993    1992
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
EARNINGS
 Income (loss) from continuing operations before
  cumulative effect of accounting changes               $ 596 $ (268) $  561
 Preferred stock dividends                                 --     --      (5)
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 Income (loss) from continuing operations before
  cumulative effect of accounting changes applicable to
  common stock                                            596   (268)    556
 Total discontinued operations                             --     --      45
 Cumulative effect of accounting changes                   --     70    (165)
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 Net income (loss) available for common stock           $ 596 $( 198) $  436
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SHARES
 Average common shares outstanding                        280    277     279
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PRIMARY EARNINGS (LOSS) PER COMMON SHARE
 INCOME FROM CONTINUING OPERATIONS                      $2.13 $(0.97) $ 1.99
 DISCONTINUED OPERATIONS                                   --     --    0.16
 CUMULATIVE EFFECT OF ACCOUNTING CHANGES                   --   0.25   (0.59)
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 NET INCOME (LOSS)                                      $2.13 $(0.72) $ 1.56
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